UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 19, 2009
Southern Community Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-50252	58-2639705

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
     525 North Jeff Davis Drive, Fayetteville, Georgia 30214
(Address of Principal Executive Offices, including Zip Code)
                                     (770) 461-4365
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
     Please refer to the disclosure set forth in Item 1.03 of this Current Report on Form 8-K (this “Report”).

Item 1.03	Bankruptcy or Receivership.
          On June 19, 2009, the Georgia Department of Banking and Finance (the “Georgia Department”) closed Southern Community Bank, the wholly owned commercial banking subsidiary of Southern Community Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of Southern Community Bank. The Company’s principal asset is the common stock that it owns in Southern Community Bank, and, as a result of the closure of Southern Community Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of Southern Community Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of Southern Community Bank or its assets by the FDIC. However, at this time, the Company is unable to provide any assurance that any recovery will be realized by the Company or the timing of any such recovery.
          In connection with the closure of Southern Community Bank, the FDIC issued a press release, dated June 19, 2009, announcing the following:
•	The FDIC entered into a purchase and assumption agreement with United Community Bank, Blairsville, Georgia, to assume all of the deposits of Southern Community Bank. Accordingly, all depositors of Southern Community Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of United Community Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured with United Community Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	The five offices of Southern Community Bank will reopen for normal business hours, starting June 20, 2009, as branches of United Community Bank. However, for a period of time, customers of Southern Community Bank should continue to use Southern Community Bank’s office locations until United Community Bank can fully integrate the deposit records of Southern Community Bank.

•	United Community Bank agreed to pay a total premium of one percent for Southern Community Bank’s deposits. In addition, United Community Bank agreed to purchase approximately $364 million of Southern Community Bank’s assets. The FDIC will retain the remaining assets for later disposition.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of Southern Community Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/scb.html or call the FDIC toll-free at 1-866-308-4470.
          A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09094.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding Southern Community Bank. The management teams of the Company and Southern Community Bank have been working closely with the Georgia Department, the FDIC and United Community Bank to make the transition as smooth as possible for Southern Community Bank’s customers.
          In connection with the receivership of Southern Community Bank, both the Company and Southern Community Bank expect to receive notices, from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Southern Community Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or Southern Community Bank’s performance of those agreements. The Company and/or Southern Community Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Southern Community Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Southern Community Bank’s financial and other obligations under such agreements may be accelerated. The Company and/or Southern Community Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Southern Community Bank’s other agreements.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          Please refer to the disclosures set forth in Item 1.03 of this Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On June 23, 2009 David R. Coxon gave notice of his resignation from the board of directors of the Company and from his position as president and chief executive officer of the Company.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 24, 2009	SOUTHERN COMMUNITY BANCSHARES, INC.
	By:	/s/ Richard Dumas
Richard Dumas
Chairman